Exhibit 23.3

FAX (713) 651-0849
1100 LOUISIANA	SUITE 3800	HOUSTON, TEXAS 77002-5218	TELEPHONE (713) 651-9191

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to references to our firm relating to the evaluation and or audit of certain oil and gas properties of Nexen Inc. (the “Company”) contained in the section entitled “Oil and Gas Accounting – Reserves Determination” within “Critical Accounting Estimates” as set out in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ RYDER SCOTT COMPANY, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas
February 15, 2007

1200, 530 8TH AVENUE, S.W.	CALGARY, ALBERTA T2P 3S8	TEL (403) 262-2799	FAX (403) 262-2790
621 17TH STREET, SUITE 1550	DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303) 623-4258